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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
Great Lakes Aviation, Ltd.:

We consent to incorporation by reference in the registration statements No. 33-90926 on Form S-8, No. 333-75706 on Form S-8, and No. 333-38338 on Form S-3
of Great Lakes Aviation, Ltd. of our report dated March 17, 2003, except as to notes 1, 3, 4 and 5, which are as of April 15, 2003, relating to the balance sheets of Great Lakes Aviation, Ltd. as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity (deficit), and cash flows, and related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which appears in the December 31, 2002 Form 10-K of Great Lakes Aviation, Ltd.

Our report dated March 17, 2003, except as to notes 1, 3, 4 and 5, which are as of April 15, 2003, contains an explanatory paragraph that states the Company has suffered significant losses and has liabilities in excess of assets, which raises substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.


                                                 /s/ KPMG LLP

                            Denver, Colorado
                            April 15, 2003